Exhibit 4.6

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

WARRANT TO PURCHASE STOCK

Company:	Zogenix, Inc., a Delaware corporation
Number of Shares:	367,046, subject to adjustment
Class of Stock:	Series A-2 Convertible Preferred Stock, $0.001 par value per share
Warrant Price:	$1.10 per Share, subject to adjustment
Issue Date:	June 30, 2008
Expiration Date:	June 29, 2018
Credit Facility:	This Warrant is issued in connection with that certain Loan and Security Agreement of even date herewith among Oxford Finance Corporation, CIT Healthcare LLC and the Company.

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, CIT HEALTHCARE LLC (together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, “Holder”) is entitled to purchase the number of fully paid and nonassessable shares (as described above, the “Shares”) of the above-stated Class of Stock (the “Class”) of the above-named company (the “Company”) at the above-stated Warrant Price, all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1. EXERCISE.

1.1 Method of Exercise. Holder may exercise this Warrant by delivering the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Article 1.2, Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2 Conversion Right. In lieu of exercising this Warrant as specified in Article 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Article 1.3.

1.3 Fair Market Value. If the Company’s common stock is traded in a public market and the Shares are common stock, the fair market value of a Share shall be the average of the closing prices for a share of common stock reported for the ten (10) business days immediately before Holder delivers this Warrant together with its Notice of Exercise to the Company (or in the instance where the Warrant is exercised immediately prior to the effectiveness of the Company’s initial public offering (“IPO”), the “price to public” per share price specified in the final prospectus relating to such offering). If the Company’s common stock is traded in a public market and the Shares are preferred stock, the fair market value of a Share shall be the average of the closing prices for a share of common stock reported for the ten (10) business days immediately before Holder delivers this Warrant together with its Notice of Exercise to the Company (or, in the instance where the Warrant is exercised immediately prior to the effectiveness of the Company’s initial public offering, the initial “price to public” per share price specified in the final prospectus relating to such offering), in both cases, multiplied by the number of shares of the Company’s common stock into which a Share is convertible. If the Company’s common stock is not traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

1.4 Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

1.5 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6 Treatment of Warrant Upon Acquisition of Company.

1.6.1 “Acquisition”. For the purpose of this Warrant, “Acquisition” means any sale, exclusive license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, merger or sale of outstanding capital stock of the Company where the holders of the Company’s securities before the transaction beneficially own less than a majority of the outstanding voting securities of the surviving entity after the transaction.

1.6.2 Treatment of Warrant at Acquisition.

A) Upon the written request of the Company, Holder agrees that, in the event of an Acquisition in which the sole consideration is cash, either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will expire upon the consummation of such Acquisition. The Company shall provide the Holder with written notice of its request relating to the foregoing (together with such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

B) Upon the closing of any Acquisition other than as particularly described in subsection (A) above, the surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price and/or number of Shares shall be adjusted accordingly.

C) Notwithstanding the foregoing provisions of Section 1.6.2(B), in the event of an Acquisition in which all of the following requirements are met, this Warrant, to the extent not exercised or converted on or prior to the closing of such Acquisition, shall terminate and be of no further force or effect as of immediately following such closing: (i) the acquiror is subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, (ii) the class and series of shares or other security of the acquiror that would be received by Holder in connection with such Acquisition were Holder to exercise or convert this Warrant on or prior to the closing thereof is listed for trading on a national securities exchange or approved for quotation on an automated inter-dealer quotation system, and (iii) Holder would not be contractually restricted from publicly re-selling within three (3) months following the closing of such Acquisition, nor restricted under applicable securities laws from publicly re-selling within six (6) months following the closing of such Acquisition (assuming for such determination that Holder would convert this Warrant pursuant to Article 1.2 above), all of the acquiror shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise or convert this Warrant in full on or prior to the closing thereof.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the outstanding shares of the Class payable in common stock or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2 Reclassification, Exchange, Combinations or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include, without limitation, any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Certificate of Incorporation upon the closing of the IPO. The Company or its successor shall promptly issue to Holder an amendment to this Warrant setting forth the number and kind of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon exercise or conversion of this Warrant. The amendment to this Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3 Adjustments for Diluting Issuances. The number of shares of common stock issuable upon conversion of the Shares shall be subject to adjustment, from time to time in the manner set forth in the Company’s Certificate of Incorporation as if the Shares were issued and outstanding on and as of the date of any such required adjustment. The provisions set forth for the Shares in the Company’s Certificate of Incorporation relating to the above in effect as of the Issue Date may not be amended, modified or waived, without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification or waiver affects the rights associated with all other shares of the same series and class as the Shares.

2.4 No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment; provided, however, that notwithstanding the foregoing, nothing in this Section 2.4 shall restrict or impair the Company’s right to effect changes to the rights, preferences, and privileges associated with the Shares with the requisite consent of the stockholders as may be required to amend the Certificate of Incorporation from time to time so long as such amendment affects the rights, preferences, and privileges granted to Holder associated with the Shares in the same manner as the other holders of outstanding shares of the same series and class as the Shares.

2.5 Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.6 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, Class and/or number of Shares, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price, Class and number of Shares in effect upon the date thereof and the series of adjustments leading to such Warrant Price, Class and number of Shares.

2.7 Adjustment for Pay-to-Play Transaction. In the event that the Company’s Certificate of Incorporation provides, or is amended to so provide, for the amendment or modification of the rights, preferences or privileges of the Class, or the reclassification, conversion or exchange of the outstanding shares of the Class, in the event that a holder of shares thereof fails to participate in an equity financing transaction (a “Pay-to-Play Provision”), and in the event that such Pay-to-Play Provision becomes operative in a transaction occurring after the date hereof, this Warrant shall automatically and without any action required become exercisable for that number and type of shares of equity securities as would have been issued or exchanged, or would have remained outstanding, in respect of the Shares issuable hereunder had this Warrant been exercised in full prior to such event, and had the Holder participated in the equity financing to the maximum extent permitted.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company represents and warrants to, and agrees with, the Holder as follows:

(a) The initial Warrant Price referenced on the first page of this Warrant is not greater than the price per share at which shares of the same class and series as the Shares were last issued in an arms-length transaction in which at least $500,000 of such shares were sold.

(b) All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c) The Company’s capitalization table attached hereto as Schedule 1 is true and complete as of the Issue Date and is inclusive of this Warrant.

3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon the outstanding shares of the same class and series as the Shares, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription or sale pro rata to the holders of all of the outstanding shares of the same class and series as the Shares any additional shares of any class or series of the Company’s stock (other than pursuant to contractual pre-emptive rights); (c) to effect any reclassification, reorganization or recapitalization of the outstanding shares of the Class; (d) to effect an Acquisition or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company’s securities for cash, then, in connection with each such event, the Company shall give Holder written notice thereof at the same time and in the same manner as the Company gives written notice thereof to holders of the outstanding shares of the Class.

3.3 Registration Under Securities Act of 1933, as amended. The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall have certain incidental, or “Piggyback,” and S-3 registration rights pursuant to and as set forth in the Company’s Amended and Restated Investors’ Rights Agreement dated December 13, 2007, as amended and in effect from time to time (the “IRA”). For the avoidance of doubt, such registration rights shall not include demand registration rights (except to the extent that S-3 rights may be deemed demand rights). The provisions set forth in the IRA relating to the above in effect as of the Issue Date may not be amended, modified or waived without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification, or waiver affects the rights associated with all other shares of the same series and class as the Shares granted to the Holder.

3.4 No Shareholder Rights. Except as provided in this Warrant, Holder will not have any rights as a shareholder of the Company until the exercise of this Warrant.

3.5 Certain Information. At all times prior to the IPO, the Company agrees to provide Holder at any time and from time to time with such information as Holder may reasonably request for purposes of Holder’s compliance with regulatory, accounting and reporting requirements applicable to Holder.

ARTICLE 4. REPRESENTATIONS, WARRANTIES OF THE HOLDER. The Holder represents and warrants to the Company as follows:

4.1 Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder will be acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2 Disclosure of Information. Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3 Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4 Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5 The Act. Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.

4.6 QIB. Oxford Finance Corporation is a “qualified institutional buyer” as defined in Rule 144A promulgated under the Act.

ARTICLE 5. MISCELLANEOUS.

5.1 Term: This Warrant is exercisable in whole or in part at any time and from time to time on or before the Expiration Date.

5.2 Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE ACT, OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 OF THAT CERTAIN WARRANT TO PURCHASE STOCK ISSUED BY THE COMPANY TO CIT HEALTHCARE LLC DATED AS OF JUNE 30, 2008, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

5.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to any “affiliate” (as such term is defined in Regulation D promulgated under the Act) of Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Act.

5.4 Transfer Procedure. Subject to the provisions of Article 5.3 and upon providing the Company with written notice, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the Shares issuable directly or indirectly, upon conversion of the Shares, if any) to any transferee, provided, however, in connection with any such transfer, Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable). The Company may refuse to transfer this Warrant or the Shares to any person who directly competes with the Company, unless, in either case, the stock of the Company is publicly traded.

5.5 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or Holder, as the case may (or on the first business day after transmission by facsimile) be, in writing by the Company or such holder from time to time. All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

CIT Healthcare LLC

305 Fellowship Road, Suite 300

Mount Laurel, New Jersey 08054

Attn: John Edel, Senior Vice President, Risk

Tel.: (856) 813-2608

Fax: (855) 727-5170

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

Zogenix, Inc.

Attn: Chief Financial Officer

11682 El Camino Real, Suite 320

San Diego, CA 92130

5.6 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7 Attorney’s Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8 Automatic Conversion upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to Holder.

5.9 Counterparts. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

5.10 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles regarding conflicts of law.

5.11 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AND HOLDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS WARRANT, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS WARRANT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

[Remainder of page left blank intentionally]

[Signature page follows]

“COMPANY”

ZOGENIX, INC.

By:	/s/ David Nassif
Name:	David Nassif
(Print)
Title:	CFO

“HOLDER”

CIT HEALTHCARE LLC

By:
Name:
(Print)
Title:

[Signature Page to Warrant to Purchase Stock]

“COMPANY”

ZOGENIX, INC.

By:
Name:
(Print)
Title:

“HOLDER”

CIT HEALTHCARE LLC

By:	/s/ Alisa Micarelli
Name:	Alisa Micarelli
(Print)
Title:	SVP

[Signature Page to Warrant to Purchase Stock]

APPENDIX 1

NOTICE OF EXERCISE

1. Holder elects to purchase                      shares of the Common/Series              Preferred [strike one] Stock of                              pursuant to the terms of the attached Warrant, and tenders payment of the purchase price of the shares in full.

or

1. Holder elects to convert the attached Warrant into Shares in the manner specified in the Warrant. This conversion is exercised for                                          of the Shares covered by the Warrant.

[Strike paragraph that does not apply.]

2. Please issue a certificate or certificates representing the shares in the name specified below:

Holders Name

(Address)

3. By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 4 of the Warrant as the date hereof.

HOLDER:

By:

Name:

Title:

(Date):

SCHEDULE 1

Company Capitalization Table

See attached

SCHEDULE 1

Zogenix, Inc

Capitalization Overview

Shareholder	Common	Series A Preferred	Total Shares	Options	Series A Warrants	Total Securities
Stephen J. Farr, Ph.D.	3,000,000	—	3,000,000	75,000	—	3,075,000
Jonathan M. Rigby	1,500,000	—	1,500,000	—	—	1,500,000
The Turanin Family Trust, Dated March 13, 2006	1,500,000	—	1,500,000	—	—	1,500,000
Roger Hawley	2,100,000	100,000	2,200,000	900,000	—	3,100,000
Gamer Investments, LLC	1,850,000	100,000	1,950,000	17,500	—	1,967,500
Bret Megargel	800,000	—	800,000	150,000	—	950,000
Ken Dick	42,188	—	42,188	—	—	42,188
Brooks Boyd	100,000	—	100,000	—	—	100,000
Stephen Jordan	40,000	—	40,000	20,000	—	60,000
Daniel McNaught	40,000	—	40,000	30,000	—	70,000
Nancy Hillis	20,000	—	20,000	—	—	20,000
Hale Biopharma Ventures LLC	100,000	100,000	200,000	—	—	200,000
Glen Holdings, L.P.	50,000	—	50,000	—	—	50,000
Adam Simpson	25,000	—	25,000	—	—	25,000
Carol Marsh	10,000	—	10,000	—	—	10,000
Leslie & John Harrison	75,000	—	75,000	—	—	75,000
Lynn & Raymond Fentress	75,000	—	75,000	—	—	75,000
Matthew Kanter	40,000		40,000	50,000	—	90,000
Jennifer D. Halderman	325,000	—	325,000	475,000	—	800,000
Brooks Boyd	20,000	—	20,000		—	20,000
Roger Hawley	900,000	—	900,000	—	—	900,000
David Nassif	500,000	—	500,000	750,000	—	1,250,000
Judi Hibbard	125,000	—	125,000	—	—	125,000
James Blair	0	—	—	17,500	—	17,500
Domain Associates, L.L.C.	75,000	21,100,000	21,175,000		—	21,175,000
Paul Perry	125,000	—	125,000	—	—	125,000
Elisabeth Lehmberg	20,000	—	20,000	20,000	—	40,000
Erin Newman	10,000		10,000			10,000
Windamere LLC III		100,000	100,000			100,000
Clarus Ventures		21,000,000	21,000,000			21,000,000
Scale Ventures		14,000,000	14,000,000			14,000,000
Thomas McNerney		12,000,000	12,000,000			12,000,000
Scott N. Wolfe		4,167	4,167			4,167
Faye Hunter Russell Trust		4,166	4,166			4,166
Cheston Larson		4,167	4,167			4,167
VP Company Investments		12,500	12,500			12,500
Life Science Angels		235,000	235,000			235,000
WSGR/Other		40,000	40,000			40,000
Ablingworth Bioventures		9,090,909	9,090,909			9,090,909
GE Capital			—		200,000	200,000
Total Other Stock Options Granted				3,155,000		3,155,000

Total Issued	13,467,188	77,890,909	91,358,097	5,660,000	200,000	97,218,097

1